Exhibit 10.45

DXC TECHNOLOGY COMPANY

2017 OMNIBUS INCENTIVE PLAN

CAREER SHARES RESTRICTED STOCK UNIT

AWARD AGREEMENT

1.	Grant of Award.
This Agreement (“Agreement”) is made and entered into as of [Grant Date] (the “Grant Date”) by and between DXC Technology Company, a Nevada corporation (the “Company”), and [Name], a full-time employee of the Company and/or one or more of its Subsidiaries (the “Employee”).
This Agreement granting the Employee an award under the Plan (the “Award”) shall be subject to all of the terms and conditions set forth in the DXC Technology Company 2017 Omnibus Incentive Plan (the “Plan”) and this Agreement. Except as defined in Appendix A, capitalized terms shall have the same meanings ascribed to them under the Plan.
This Award is subject to the data privacy provisions set forth in Appendix B.
Award Granted: [# Granted] Restricted Stock Units (the “RSUs”)

2.	Settlement of RSUs.
(a)    The RSUs shall be settled by the Company delivering to the Employee (or after the Employee's death, the beneficiary designated by the Employee for such purpose), on the Settlement Dates indicated below, a number of RSU Shares equal to the number of RSUs indicated below across from such dates, together with any related Dividend Equivalents.
RSUs Settled        Settlement Date
10% of RSUs        1st Anniversary of the Retirement Date
10% of RSUs        2nd Anniversary of the Retirement Date
10% of RSUs        3rd Anniversary of the Retirement Date
10% of RSUs        4th Anniversary of the Retirement Date
10% of RSUs        5th Anniversary of the Retirement Date
10% of RSUs        6th Anniversary of the Retirement Date
10% of RSUs        7th Anniversary of the Retirement Date
10% of RSUs        8th Anniversary of the Retirement Date
10% of RSUs        9th Anniversary of the Retirement Date
10% of RSUs        10th Anniversary of the Retirement Date
(b)    Any RSU Shares the Employee receives in settlement of the RSUs shall be subject to any holding period requirements or other restrictions set forth in the Company’s stock ownership guidelines applicable to the Employee, as in effect from time to time. The Employee

Exhibit 10.45

acknowledges that he may be prohibited from selling or otherwise disposing of such RSU Shares while subject to such guidelines.

3.	Events Altering Settlement Date of RSUs; Cancellation.
(a)    Death or Disability.
(i)    Notwithstanding anything to the contrary in this Agreement, if the Employee shall die at any time prior to the settlement in full of the RSUs, then, one calendar month after such death, all unsettled RSUs any related Dividend Equivalents shall be settled.
(ii)    If, prior to the Retirement Date, the Employee’s status as an employee of the Company or any of its Subsidiaries is terminated by reason of the Disability of the Employee, then, one calendar month after such employment termination date, the Company shall complete the settlement in full of the RSUs and any related Dividend Equivalents.
(iii)    If settlement is by reason of termination due to death, settlement shall be to the beneficiary designated by the Employee for such purpose.
(b)    Cancellation of RSUs upon Other Termination of Employment. If, prior to the Retirement Date, the Employee’s status as an employee of the Company or any of its Subsidiaries is voluntarily or involuntarily terminated other than by reason of the death or Disability of the Employee, then the RSUs and all related Dividend Equivalents shall automatically be cancelled as of the close of business on such employment termination date.
(c)    Change in Control. Notwithstanding anything to the contrary in this Agreement, if there is a Change in Control at any time prior to the settlement in full of the RSUs, then, upon the Change in Control, the RSUs shall, if applicable, be converted in accordance with Section 18 of the Plan into RSUs with respect to shares of stock of the surviving corporation (or its parent) resulting from such Change in Control and shall be settled in accordance with Section 2 and the other terms and conditions of this Agreement, subject to cancellation as provided in Section 3; provided, however, that if, on or after the date of the Change in Control and prior to when the RSUs have been settled in full, the Employee experiences a Qualifying Termination Without Cause, then, regardless of the Employee’s age and service at the time of such termination and notwithstanding Section 3(b) to the contrary, none of the RSUs shall be cancelled as of the employment termination date, and the RSUs shall be settled in accordance with Section 2. For purposes of the preceding sentence, a “Qualifying Termination Without Cause” shall mean the Employee’s status as an employee of the Company (including any successor to the Company resulting from the Change in Control) or any of its Subsidiaries is terminated by the Company without Cause at a time when the Employee is meeting performance expectations, as determined by the Company in its sole discretion.

Exhibit 10.45

(d)    Cancellation of RSUs after Retirement Date. After the Retirement Date but prior to the earlier of (1) the settlement in full of the RSUs or (2) a Change in Control, the RSUs and all related Dividend Equivalents may be cancelled if, in the judgment of the Board of Directors of the Company, upon the advice of counsel, the Employee, directly or indirectly:
(i)    breaches any obligation to the Company under any agreement relating to assignment of inventions, disclosure of information or data, or similar matters; or
(ii)    competes with the Company, or renders competitive services as a Chief Executive Officer or other senior executive (excluding services as a board member) to, or owns more than a 5% interest in, any person or entity that competes with the Company; or
(iii)    solicits, diverts or takes away any person who is an employee of the Company or advises or induces any employee to terminate his or her employment with the Company; or
(iv)    solicits, diverts or takes away any person or entity that is a customer of the Company, or advises or induces any customer or potential customer not to do business with the Company; or
(v)    discloses to any person or entity other than the Company, or makes any use of, any information relating to the technology, know how, products, business or data of the Company or its Subsidiaries, suppliers, licensors or customers, including but not limited to the names, addresses and special requirements of the customers of the Company.
(e)    Clawback. As an additional condition of receiving this Award, the Employee agrees and acknowledges that the Award shall be subject to repayment to the Company in whole or in part in the event of a financial restatement or in such other circumstances as may be required by applicable law or as may be provided in any clawback policy that is adopted by the Company.

4.	Withholding and Taxes.
(a)    If the Company and/or the Employer are obligated to withhold an amount on account of any federal, state or local tax imposed as a result of the grant or settlement of the RSUs pursuant to this Agreement (collectively, “Taxes”), including, without limitation, any federal, state or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax (the date upon which the Company and/or the Employer becomes so obligated shall be referred to herein as the “Withholding Date”), then the Employee shall pay to the Company on the Withholding Date, the minimum aggregate amount that the Company and the Employer are so obligated to withhold (or such larger amount of taxes that may be permitted to be withheld under applicable accounting guidance without resulting in the classification of the RSUs as a liability award for accounting purposes), as such amount shall be determined by the Company (the “Withholding Liability”), which payment shall be made by the automatic cancellation by the Company of a portion of the RSU Shares; provided that the Company is not then prohibited from purchasing or acquiring

Exhibit 10.45

such shares of Common Stock (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the Withholding Date, plus the value of the Dividend Equivalents associated with such shares on the Withholding Date); and provided further that the RSU Shares to be cancelled shall be those that would otherwise have been delivered to the Employee the soonest upon settlement of the RSUs; and provided further, however, that the Employee may, on or before the Withholding Date, irrevocably elect to instead pay to the Company, by check or wire transfer delivered or made within one business day after the Withholding Date, an amount equal to or greater than the Withholding Liability.
(b)    The Employee acknowledges that neither the Company nor the Employer has made any representation or given any advice to the Employee with respect to Taxes.

5.	Registration of Units.
The Employee’s right to receive the RSU Shares shall be evidenced by book entry (or by such other manner as the Committee may determine).

6.	Certain Corporate Transactions.
In the event that the outstanding securities of any class then comprising the RSU Shares are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the Committee shall determine otherwise, the term “RSU Shares,” as used in this Agreement, shall, from and after the date of such event, include such cash, property and/or securities so distributed in respect of the RSU Shares, or into or for which the RSU Shares are so increased, decreased, exchanged or converted.

7.	Shareholder Rights.
The Employee shall have no rights of a shareholder with respect to RSU Shares subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Common Stock to the Employee.

8.	Assignment of Award.
Except as otherwise permitted by the Committee, the Employee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Employee’s rights under and interest in this Award may be made by the Employee other than by will or by the laws of descent and distribution.

9.	Notices.
Unless the Company notifies the Employee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:

Exhibit 10.45

(a)    by registered or certified United States mail, postage prepaid, to DXC Technology Company, Attn: Corporate Secretary, 1775 Tysons Blvd, Tysons, VA 22102; or
(b)    by hand delivery or otherwise to DXC Technology Company, Attn: Corporate Secretary, 1775 Tysons Blvd, Tysons, VA 22102.
Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Employee, five days after deposit in the United States mail, postage prepaid, addressed to the Employee at the address specified at the end of this Agreement or at such other address as the Employee hereafter designates by written notice to the Company.

10.	Stock Certificates.
Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 10 have been complied with.

11.	Successors and Assigns.
This Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Employee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

12.	Plan.
The RSUs are granted pursuant to the Plan, as in effect on the Grant Date, and are subject to all the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that no such amendment shall deprive the Employee, without his or her consent, of the RSUs or of any of the Employee’s rights under this Agreement. The interpretation and construction by the Committee of the Plan, this Agreement and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan shall be final and binding upon the Employee. Until the RSUs are settled in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to the Employee.

13.	No Employment Guaranteed.
No provision of this Agreement shall (a) be deemed to form an employment contract or relationship with the Company or any of its Subsidiaries, (b) confer upon the Employee any right to be or continue to be in the employ of the Company or any of its Subsidiaries, (c) affect the right of the Employer to terminate the employment of the Employee, with or without cause, or (d) confer upon the Employee any right to participate in any employee welfare or benefit plan or other program of the Company or any of its Subsidiaries other than the Plan. The Employee hereby acknowledges

Exhibit 10.45

and agrees that the Employer may terminate the employment of the Employee at any time and for any reason, or for no reason, unless applicable law provides otherwise or unless the Employee and the Employer are parties to a written employment agreement that expressly provides otherwise.

14.	Nature of Company Restricted Stock Unit Grants.
The Employee acknowledges and agrees that:
(a)    the Plan was established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;
(b)    the Company grants RSUs voluntarily and on an occasional basis, and the receipt of the RSU by the Employee does not create any contractual or other right to receive any future grant of RSUs, or any benefits in lieu of a grant of RSUs;
(c)    all decisions with respect to future grants of RSUs by the Company will be made in the sole discretion of the Company;
(d)    the Employee is voluntarily participating in the Plan; and
(e)    the future value of the RSUs is unknown and cannot be predicted with certainty.

15.	Governing Law; Consent to Jurisdiction.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, United States of America, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any action, suit or proceeding to enforce the terms and provisions of this Agreement, or to resolve any dispute or controversy arising under or in any way relating to this Agreement, shall be brought exclusively in the state courts for the County of Washoe, State of Nevada, United States of America, and the parties hereto hereby consent to the jurisdiction of such courts. If the Employee has received this or any other document related to the Plan translated into a language other than English, and the translated version is different than the English version, the English version will control.

16.	Entire Agreement; Amendment and Waivers.
This Agreement embodies the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto. None of the terms and conditions of this Agreement may be amended, modified, waived or canceled except by a writing, signed by the parties hereto specifying such amendment, modification, waiver or cancellation. A waiver by either party at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or consent to a future waiver

Exhibit 10.45

of such terms and conditions or of any preceding or succeeding breach thereof, unless expressly so stated .

17.	Section 409A Compliance.
Payments under this Agreement are designed to be made in a manner that is exempt from or compliant with Section 409A of the U.S. Internal Revenue Code (the “Code”) as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that the settlement of an RSU Share pursuant to this Agreement is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (“409A Taxes”) as applicable at the time such settlement is otherwise required under this Agreement, then such payment may be delayed to the extent necessary to avoid 409A Taxes. In particular:
(a)    if the Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, such settlement shall be delayed until the earlier of (i) the first business day following the expiration of six months from the Employee’s separation from service, (ii) the date of the Employee’s death, or (iii) such earlier date as complies with the requirements of Section 409A (the “Settlement Delay Period”); and
(b)    if all or any part of such RSU Share has been converted into cash pursuant to Section 6 hereof, then:
(i)    upon settlement of such RSU Share, such cash shall be increased by an amount equal to interest thereon for the Settlement Delay Period at a rate equal to the default rate credited to amounts deferred under the Company’s Deferred Compensation Plan; provided, however, that such rate shall be calculated on a monthly average basis rather than a daily basis; and
(ii)    the Company shall fund the payment of such cash to the Employee upon settlement of such RSU Share, including the interest to be paid with respect thereto (collectively, the “Delayed Cash Payment”), by establishing and irrevocably funding a trust for the benefit of the Employee, but only if the establishment of such trust does not result in any taxes or penalties becoming due under Section 409A(b). Such trust shall be a grantor trust described in Section 671 of the U.S. Internal Revenue Code and intended not to cause tax to be incurred by the Employee until amounts are paid out from the trust to the Employee. The trust shall provide for distribution of amounts to the Employee in order to pay taxes, if any, that become due on the amounts as to which payment is being delayed during the Settlement Delay Period pursuant to this Section 17, but only to the extent permissible under Section 409A of the U.S. Internal Revenue Code without the imposition of 409A

Exhibit 10.45

Taxes. The establishment and funding of such trust shall not affect the obligation of the Company to pay the Delayed Cash Payment pursuant to this Section 17.

Exhibit 10.45

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Grant Date.

EMPLOYEE                            DXC TECHNOLOGY COMPANY
___________________________________________
[Name]                            By:

The Employee acknowledges receipt of the Plan and a Prospectus relating to this Award, and further acknowledges that he or she has reviewed this Agreement and the related documents and accepts the provisions thereof.

___________________________________________
[Name]
ACCEPTANCE DATE

[Address]

Exhibit 10.45

Appendix A

1.	Definitions.
For purposes of this Agreement:
(a)    “Cause” shall mean: (A) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (B) conviction of a felony involving a crime of moral turpitude; (C) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company or its affiliates; or (D) substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (X) a demand for performance of services has been delivered to the Employee in writing by the Employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the Employee has failed to perform and (Y) the Employee has thereafter failed to remedy such failure to perform.
(b)    “Employer” shall mean the Employee’s employer.
(c)    “Retirement Date” shall mean the date that the Employee’s status as an employee of the Company or any of its Subsidiaries is terminated, provided that on such date either (i) the Employee is age 62 or older, or (ii) the Employee is age 55 or older and shall have been (or for any other purpose shall have been treated as if he or she had been) a continuous employee of the Company or its Subsidiaries for at least 5 years immediately prior thereto, or (iii) such termination has been specifically approved by the Committee as a “retirement” for purposes of this Agreement.
(d)    “RSU Shares” shall mean the number of shares of Common Stock to be delivered upon settlement of the RSUs.
(e)     “Settlement Date” shall mean, with respect to each RSU Share, the date upon which the RSU was settled by the delivery of such RSU Share to the Employee or the date upon which such RSU Share was cancelled in payment of Taxes (as defined in Section 4).

Exhibit 10.45

Appendix B

1.	Data Privacy.
(a)    In order to implement, administer, manage and account for the Employee’s participation in the Plan, the Company and/or the Employer may:
(i)    collect and use certain personal data regarding the Employee, including, without limitation, the Employee’s name, home address and telephone number, work address and telephone number, work e-mail address, date of birth, social insurance or other identification number, term of employment, employment status, nationality and tax residence, and details regarding the terms and conditions, grant, vesting, cancellation, termination and expiration of all restricted stock units and other stock based incentives granted, awarded or sold to the Employee by the Company (collectively, the “Data”);
(ii)    transfer the Data, in electronic or other form, to employees of the Company and its Subsidiaries, and to third parties, who are involved in the implementation, administration and/or management of, and/or accounting for, the Plan, which recipients may be located in the Employee’s country or in other countries that may have different data privacy laws and protections than the Employee’s country;
(iii)    transfer the Data, in electronic or other form, to a broker or other third party with whom the Employee has elected to deposit any RSU Shares issued in settlement of the RSUs; and
(iv)    retain the Data for only as long as may be necessary in order to implement, administer, manage and account for the Employee’s participation in the Plan.
(b)    The Employee hereby consents to the collection, use, transfer and retention of the Data, as described in this Agreement, for the exclusive purpose of implementing, administering, managing and accounting for the Employee’s participation in the Plan.
(c)    The Employee understands that by contacting his or her local human resources representative, the Employee may:
(i)    view the Data;
(ii)    correct any inaccurate information included within the Data;
(iii)    request additional information regarding the storage and processing of the Data
(iv)    request a list with the names and addresses of any potential recipients of the Data; and

Exhibit 10.45

(v)    under certain circumstances and with certain consequences, prevent further use, transfer, retention and/or processing of the Data.